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                                                                   EXHIBIT 10.30

                        RESIGNATION AGREEMENT AND RELEASE


         This Resignation Agreement and Release ("Agreement") is made and entered into as of December 4, 2002 between Radiologix, Inc., a Delaware corporation ("Radiologix"), and Mark L. Wagar ("Wagar"), an individual residing in the State of Texas.

                                     RECITAL

         The parties desire to set forth all matters regarding Wagar's resignation from Radiologix, including matters relating to benefits, compensation, stock options, Wagar's Employment Agreement entered into between Wagar and American Physician Partners, Inc. (now known as Radiologix) on May 28, 1998, as amended on January 1, 1999, July 1, 2000, and February 11, 2002 (the "Employment Agreement"), and Wagar's assistance with Radiologix's transition to a new Chief Executive Officer.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. TERMINATION OF DUTIES. Effective December 4, 2002 Wagar resigns as Radiologix's Chairman of the Board of Directors. Effective upon the earlier of May 31, 2003 or the first date of employment of Radiologix's new Chief Executive Officer (the "Separation Date"), Wagar resigns from all director and officer positions with Radiologix and its affiliates, including as Chief Executive Officer of Radiologix. Effective upon the Separation Date, the obligations and responsibilities of the parties set forth in the Employment Agreement shall completely terminate, except as provided in this Agreement.

         2. TRANSITION OF JOB DUTIES. After the Separation Date, Wagar agrees that he will assist in the transition of his job duties in a diligent, trustworthy and business-like manner. After the termination of the Consulting Agreement dated the date hereof between Radiologix and Wagar (the "Consulting Agreement"), Wagar also agrees that, even after his job duties have been successfully transitioned, he will continue to provide information and assistance to Radiologix upon its reasonable request for a total of ten days. Wagar shall not be compensated for the first five days of assistance. Radiologix shall compensate him as an independent contractor for the next five days of assistance at the rate of $1,000 per day for in-person meetings and $500 per day for meetings held by telephone (other than routine telephone calls). This assistance includes cooperating with Radiologix in any litigation or administrative proceedings involving any matters with which he was involved during his employment with Radiologix. Radiologix shall reimburse Wagar for all reasonable, documented out-of-pocket expenses he shall incur in complying with this Section 2.

         3. WAGAR'S COMPENSATION UNTIL MAY 31, 2003. Wagar shall continue to receive his salary in accordance with Radiologix's regular salary payment schedule through May 31, 2003, regardless of whether Wagar's last date of employment is May 31, 2003 or earlier. Wagar shall continue to receive his normal benefits through his Separation Date; provided, however, that in the event Wagar's Separation Date is prior to May 31, 2003 and Wagar elects to continue his group health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Radiologix shall pay the portion of any premiums relating to such COBRA continuation coverage that Radiologix would otherwise pay if Wagar was an active employee through May 31, 2003. Except as otherwise provided in Section 4 of this Agreement, continuation of Wagar's normal benefits that are not group health benefits shall be offered past his Separation Date and through May 31, 2003 to the extent continuation of any such benefit is permitted by the terms and conditions of the applicable benefit plan or policy. After May 31, 2003, all benefits and perquisites related to Wagar's employment with Radiologix shall cease, and no further salary, bonus, benefits, payments, or options shall be due from or paid by Radiologix to Wagar, except as required in this Agreement or otherwise required by COBRA. Wagar hereby waives and relinquishes all claims to further employment, compensation, benefits, options, or any other type of remuneration from Radiologix, except as expressly required in this Agreement.

         4. 401 (k) BENEFITS. After the Separation Date, Wagar shall cease active participation in any retirement benefits offered by Radiologix and shall not be entitled to make or receive any further contributions with respect to such retirement benefits for any period of time after the Separation Date. After the Separation Date, Radiologix shall provide Wagar, under separate cover and in accordance with Radiologix's standard procedure, the information necessary and as required by law regarding a distribution and rollover of any vested interest held by Wagar in Radiologix's 401(k) or other retirement plans. Any nonvested interest held by Wagar in Radiologix's 401(k) or other retirement plans shall be forfeited as of the Separation Date.

         5. RETURN OF PROPERTY. Before the Separation Date, Wagar shall return all equipment and property in his possession which belongs to Radiologix, including all files and programs stored electronically or otherwise, that relate or refer to Radiologix, all

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original and copies of documents, notes, memoranda or any other written materials that relate or refer to Radiologix, and material that constitutes "Confidential Information" as defined in the Confidentiality Agreement (as defined in Section 13 of this Agreement). In addition, Wagar agrees to permit Radiologix to electronically examine all computer equipment that he may have used in the course of performing his job duties.

         6. CONSIDERATION. As additional consideration for the release and covenants by Wagar set forth in this Agreement, Radiologix shall make the payments to Wagar described in this Section. Upon execution of this Agreement, Radiologix shall pay Wagar the sum of One Hundred Twenty-one Thousand Eight Hundred Seventy and 19/100 Dollars ($121,870.19) payable as wages, less required state and federal deductions and any other payroll deductions requested by Wagar. On January 2, 2003, Radiologix shall pay Wagar the sum of Ninety-nine Thousand One Hundred Twenty-nine and 81/100 Dollars ($99,129.81) payable as wages, less required state and federal deductions and any other payroll deductions requested by Wagar. Upon execution by Wagar of releases and covenants on the Separation Date substantially similar to those contained herein, Radiologix agrees to pay Wagar on the Separation Date the sum of Two Hundred Twenty-one Thousand Dollars ($221,000.00) payable as wages, less required state and federal deductions and any other payroll deductions requested by Wagar. Wagar hereby agrees that he is solely responsible for employee tax obligations, if any, including, but not limited to, all reporting and payment obligations, which may arise as a consequence of such payment. Wagar hereby agrees to hold Radiologix and the Released Parties (as defined in Section 9 of this Agreement) harmless from and against, and agrees to reimburse and indemnify Radiologix and the Released Parties for, any taxes, penalties, net loss, cost, damage or expense, including, without limitation, attorneys fees, incurred by Radiologix or the Released Parties arising out of the tax treatment by Wagar on his tax return(s) of any payments made to Wagar pursuant to this Agreement, and/or arising out of Radiologix's payments to Wagar.

         7. STOCK OPTIONS. As further consideration to Wagar, Radiologix agrees that Wagar shall have until December 31, 2003 to exercise the stock options granted to him by Radiologix in which he was vested at the Separation Date. The Parties agree that, after December 31, 2003, all unexercised stock options granted to Wagar shall be null and void and of no further effect. Wagar agrees that all options which have not vested by the Separation Date will be forfeited as of that date.

         8. ACCRUED VACATION. On the Separation Date, Radiologix shall pay Wagar for all his accrued, unused vacation pursuant to Radiologix's standard policy.

         9. WAGAR'S RELEASE. In consideration of the promises, covenants and other valuable consideration provided by Radiologix in this Agreement, and to fully compromise and settle any and all claims and causes of action of any kind whatsoever except as provided in this Agreement and the Consulting Agreement, Wagar hereby unconditionally releases and discharges Radiologix and its current and former employees, officers, agents, directors, shareholders and affiliates and Radiologix's contracted radiology practices and their respective current and former employees, officers, agents, directors, shareholders and affiliates (collectively referred to as "Released Parties") from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys' fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, "Claims"), that Wagar has as of the date of this Agreement, including, but not limited to, those arising (i) out of Wagar's hiring, employment, termination of employment with Radiologix or the Employment Agreement and (ii) under federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. Sections 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Act, the Americans with Disabilities Act of 1990, the Texas Labor Code, the Texas Commission on Human Rights Act, the Texas Payday Act, Chapter 38 of the Texas Civil Practices and Remedies Code, and any provision of the state or federal Constitutions or Texas common law. This release includes but is not limited to any claims Wagar may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This Release also includes but is not limited to all common law claims including but not limited to claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective business relationships. Furthermore, Wagar agrees and hereby relinquishes any right to re-employment with Radiologix or the Released Parties. Wagar also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Radiologix or any of the Released Parties or any of its respective predecessors or successors, except as expressly required in this Agreement. However, Wagar does not release his right to enforce the terms of this Agreement or the Consulting Agreement.

         10. RADIOLOGIX'S RELEASE. Radiologix hereby unconditionally releases and discharges Wagar from any and all Claims (as defined in Section 9) that Radiologix has as of the date of this Agreement, so long as he acted in good faith and in the best interests of Radiologix and his conduct was not unlawful or illegal. However, Radiologix does not release its right to enforce the terms of this Agreement, the Consulting Agreement or the Confidentiality Agreement (as defined in Section 13 below).


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         11. NO CLAIMS AGAINST RELEASED PARTIES. Wagar warrants and represents that he will not bring any claim or lawsuit against, or file any charge, complaint or claim with any local, state or federal agency against, Radiologix or any of the Released Parties related to any matters released by Wagar under
Section 9 of this Agreement. Wagar agrees that if he brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including reasonable attorneys' fees, incurred by Radiologix or the Released Parties in defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Wagar from bringing a claim or lawsuit to enforce the terms of this Agreement or the Consulting Agreement.

         12. NO CLAIMS AGAINST WAGAR. Radiologix warrants and represents that it will not bring any claim or lawsuit against, or file any charge, complaint or claim with any local, state or federal agency against, Wagar related to any matters released by Radiologix under Section 10 of this Agreement. Radiologix agrees that if it brings or asserts any such action or lawsuit, it shall pay all costs and expenses, including reasonable attorneys' fees, incurred by Wagar in defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Radiologix from bringing a claim or lawsuit to enforce the terms of this Agreement or the Consulting Agreement.

         13. CONFIDENTIAL INFORMATION. Wagar agrees that the Confidentiality, Proprietary Information and Inventions Agreement (the "Confidentiality Agreement") he executed in connection with the Employment Agreement shall remain in full force and effect.

         14. NON-DISPARAGEMENT. Wagar agrees that he will not criticize, defame or disparage Radiologix or the Released Parties, their plans, or their actions to any third party, either orally or in writing. Radiologix agrees that it will not, and it will use its reasonable efforts to cause the Released Parties to not, criticize, defame or disparage Wagar, his plans, or his actions to any third party, either orally or in writing.

         15. NON-COMPETITION AND NO SOLICITATION. The parties agree that Wagar's obligations in Section 5.2(c)(i) through 5.2(c)(iii) of his Employment Agreement remain in full force and effect and that the one-year period referred to therein shall begin on the later of the termination of this Agreement or the termination of the Consulting Agreement. The parties agree that these obligations were included in the Employment Agreement because of the Confidential Information and specialized training that Wagar received from Radiologix during his employment. In addition, the parties agree that in the continued performance of his duties under this Agreement and the Consulting Agreement, Radiologix promises to supply him, and he will obtain, Confidential Information. The parties also agree that, in the event any court of competent jurisdiction holds that any of the obligations or restrictions in Section 5.2(c)(i) through 5.2(c)(iii) of the Employment Agreement are unreasonable and/or unenforceable as written, the court may reform the obligations or restrictions to make them enforceable, and the obligations and restrictions shall remain in full force and effect as reformed by the court. Finally, the parties agree that any period or periods of Wagar's breach of these obligations will not count towards the one-year period, but shall instead be added to the one-year period.

         16. WAGAR'S DEATH. In the event of Wagar's death, this Agreement shall operate in favor of his estate ("Estate") and all payments, obligations and consideration as contemplated hereby shall continue to be performed in favor of his Estate.

         17. RADIOLOGIX'S DEFAULT IN PAYMENT. Should Radiologix default in timely payment on the due date of any payment or amount due under this Agreement, Wagar shall give written notice of such default to the persons specified in or pursuant to this Agreement to receive notice on behalf of Radiologix. Radiologix shall have ten calendar days after the receipt of such a notice of default to cure any payment default.

         18. BREACH OF THIS AGREEMENT. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce the Agreement and that the breaching party shall be responsible for paying the non-breaching party's costs and attorneys' fees incurred in enforcing the Agreement. This Section does not apply to any claims Wagar may have regarding the Age Discrimination in Employment Act.

         19. SEVERABILITY. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, or should Wagar fail to fulfill his obligations under it, the remainder of this Agreement shall, to the fullest extent permitted by applicable law and at Radiologix's option, remain in full force and effect and/or the Consulting Agreement shall be null and void.

         20. ORDERLY TRANSITION AND DOCUMENTATION. Radiologix and Wagar are willing to enter into this Agreement to insure an orderly transition of Wagar's job duties and to document all matters regarding Wagar's resignation from Radiologix, including matters relating to benefits, compensation, stock options, the Employment Agreement, and the transition to a new Chief Executive Officer. By entering into this Agreement, neither party is accusing the other of wrongdoing. This Agreement shall not in any way be construed as an admission by either party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.


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         21. AMBIGUITIES IN THE AGREEMENT. The parties acknowledge that this
Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party's respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

         22. CONFIDENTIALITY. Except as required by law, each of the parties agrees to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except the financial, tax and legal advisors of Wagar and Radiologix (and the Board of Directors of Radiologix). This Agreement may be disclosed in, or filed as an exhibit to, any filing required under any securities laws to be made by Radiologix.

         23. NOTICES. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

         If to Wagar:

                  Mr. Mark L. Wagar
                  17 Windsor Ridge
                  Frisco, Texas 75034

         With copy to:

                  Andrew Trusevich
                  Quilling Selander Cummiskey & Lownds, P.C.
                  2001 Bryan Street, Suite 1800
                  Dallas, Texas 75201

         If to Radiologix:

                  Chairman of the Board
                  Radiologix, Inc.
                  2200 Ross Avenue
                  Suite 3600
                  Dallas, Texas 75201

         With copy to:

                  Paul M. Jolas, Executive Vice President and General Counsel Radiologix, Inc.
                  2200 Ross Avenue
                  Suite 3600
                  Dallas, Texas 75201

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, telecopy (sent to Radiologix at 214-303-2777), telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

         24. COUNTERPART AGREEMENTS. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

         25. CHOICE OF LAW. This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

         26. NO ASSIGNMENT OF CLAIMS. Wagar represents and warrants that he has not transferred or assigned to any person or entity any claim involving Radiologix or the Released Parties or any portion thereof or interest therein.


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         27. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to the subject matter of this Agreement.

         28. BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon Wagar, Radiologix and their heirs, administrators, representatives, executors, successors, and assigns.

         29. OTHER COVENANTS OF WAGAR. Wagar agrees to notify Radiologix promptly if he accepts any employment or consulting arrangement with any other person or entity. If Wagar resigns his positions with Radiologix prior to the Separation Date or accepts a full-time position with another person or entity prior to the Separation Date (in each case, an "Early Termination"), (i) Radiologix shall not be required to (a) pay his salary pursuant to Section 3 after the date of Early Termination, (b) pay the $221,000 payment due him on the Separation Date, and (c) extend Wagar's stock option vesting and exercise periods described in Section 7, and (ii) the Consulting Agreement shall be null and void.

         30. TIME TO SIGN AND RETURN AGREEMENT. Wagar acknowledges and agrees that he first received the original of this Agreement on or before November 29, 2002. Wagar also understands and agrees that he has been given at least 21 calendar days from the date he first received this Agreement to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Wagar further agrees that changes to the terms or form of this Agreement, whether material or immaterial, do not restart the running of this 21-day period. Wagar understands that he may sign the Agreement at any time on or before the expiration of this 21-day period. Wagar also understands that for seven calendar days after he signs this Agreement he has the right to revoke it, and that this Agreement will not become effective and enforceable until after the expiration of this seven-day period. However, Wagar specifically understands and agrees that any attempt by him to revoke this Agreement after the seven-day period has expired is, or will be, ineffective. Wagar represents and agrees that he has thoroughly discussed all aspects of this Agreement and the effect of same with his attorney, that he has had a reasonable time to review the Agreement, that he fully understands all the provisions of the Agreement and that he is voluntarily entering into this Agreement. By signing this Agreement, Wagar acknowledges the following:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

Executed as of December 4, 2002.



/s/ Mark L. Wagar
---------------------------------------------------
MARK L. WAGAR



RADIOLOGIX, INC.



By:  /s/ Paul M. Jolas
    -----------------------------------------------
    Title:  Exec. VP, General Counsel and Secretary